Annual Compliance Statement

Reference is made to that certain Trust and Servicing Agreement, dated as of June 9, 2017, by and among Morgan Stanley Capital I Inc., as Depositor, Green Loan Services LLC (“Special Servicer”) as successor to Argentic Services Company LP and AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Servicer, Computershare Trust Company, NA as agent for Wells Fargo Bank, National Association, as Certificate Administrator and Custodian, and Wilmington Trust, National Association, as Trustee as the same may have heretofore been and/or may hereafter be assigned, modified, amended and/or restated with respect to BXP 2017-GM (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Agreement.

Pursuant to Section 10.8 of the Agreement, Andrew Falk, Senior Vice President of Green Loan does hereby certify that:

1.

A review of the activities of Special Servicer during the period from January 1, 2025 through December 31, 2025 (the “Reporting Period”) and of its performance under the Agreement during such period has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 1st day of March 2026.

/s/ Andrew Falk

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Andrew Falk

Senior Vice President